Securities & Exchange Commission,
Washington, D.C.

AUTHOR’S CONSENT

I, ROBERT S. MIDDLETON, of 136 Cedar Avenue South, Timmins, Ontario, do hereby consent to the use in this registration statement of The Cavalier Group on Form SB-2 of my Report On The Casa Berardi Claims dated May 19, 2005, appearing in the prospectus, which is part of this Registration Statement. I hereby concur with the summary of the report contained in the registration statement. I also consent to the reference to me under the heading “Experts” in such registration statement and agree to the filing of this consent as an exhibit to the registration statement.

/s/ “Robert S. Middleton”

Robert S. Middleton
136 Cedar Avenue South,
Timmins, Ontario
June 15, 2005